News Release

American Homes 4 Rent Reports Second Quarter 2017 Financial and Operating Results
AGOURA HILLS, Calif., August 3, 2017—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended June 30, 2017.
Highlights

•	Total revenues increased 7.6% to $237.0 million for the second quarter of 2017 from $220.3 million for the second quarter of 2016.

•
Net loss attributable to common shareholders totaled $0.2 million, or a $0.00 loss per basic and diluted share, for the second quarter of 2017, compared to a net loss attributable to common shareholders of $10.4 million, or a $0.04 loss per basic and diluted share, for the second quarter of 2016.

•
Core Funds from Operations attributable to common share and unit holders for the second quarter of 2017 was $81.5 million, or $0.26 per FFO share and unit, compared to $73.5 million, or $0.25 per FFO share and unit, for the same period in 2016, which represents a 4.0% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the second quarter of 2017 was $70.4 million, or $0.22 per FFO share and unit, compared to $62.6 million, or $0.21 per FFO share and unit, for the same period in 2016, which represents a 4.8% increase on a per share and unit basis.

•	Increased Core Net Operating Income ("Core NOI") margin on Same-Home properties to 64.3% for the second quarter of 2017, compared to 62.6% for the same period in 2016.

•	Increased Core NOI after capital expenditures from Same-Home properties by 7.4% year over year for the quarter ended June 30, 2017.

•	Maintained solid leasing performance with total and Same-Home portfolio leasing percentages of 95.2% and 96.5%, respectively, as of June 30, 2017.

•	Achieved rental rate growth with 6.1% and 3.2% rental rate increases on new and renewal leases, respectively, during the quarter ended June 30, 2017.

•	Entered into a $1.0 billion credit agreement amendment, which lowers our cost of borrowing and provides a more flexible borrowing structure (see terms under "Capital Activities and Balance Sheet").

•
In April and July 2017, the Company issued 6,200,000 5.875% Series F perpetual preferred shares and 4,600,000 5.875% Series G perpetual preferred shares, raising gross proceeds of $155.0 million and $115.0 million, respectively, before offering costs.

“We are pleased with our strong operational and financial results for the second quarter, including a 7.4% increase in Core NOI after capital expenditures from our Same-Home properties that demonstrates the strength of our portfolio and operational excellence of our platform,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “Our recently expanded acquisition program and new homebuilding initiative mark the beginning of the next growth phase in the history of American Homes 4 Rent.  Coupling the strength of our balance sheet and robust access to investment grade forms of capital, we believe our accelerated external growth will leverage the scalability of our best-in-class operating platform, driving further margin expansion and creating long-term value for our shareholders.”
Second Quarter 2017 Financial Results
Total revenues increased 7.6% to $237.0 million for the second quarter of 2017 from $220.3 million for the second quarter of 2016. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 45,687 homes for the quarter ended June 30, 2017, compared to 44,592 homes for the quarter ended June 30, 2016.

Net loss attributable to common shareholders totaled $0.2 million, or a $0.00 loss per basic and diluted share, for the second quarter of 2017, compared to a net loss attributable to common shareholders of $10.4 million, or a $0.04 loss per basic and diluted share, for the second quarter of 2016. This improvement was primarily attributable to higher revenues, lower interest expense and a reduction in depreciation and amortization expense, partially offset by increases in property operating expenses and preferred dividends, as well as by a loss on early extinguishment of debt.
Core NOI from Same-Home properties increased 6.5% to $102.7 million for the second quarter of 2017, compared to $96.5 million for the second quarter of 2016. This increase was primarily due to rental rate growth and lower core property operating expenses. After capital expenditures, Core NOI from Same-Home properties increased 7.4% to $95.6 million for the second quarter of 2017, compared to $89.0 million for the second quarter of 2016. This additional improvement was attributable to our operational enhancements, which also resulted in lower levels of capital expenditures.
Core NOI on our total portfolio increased 9.0% to $131.7 million for the second quarter of 2017, compared to $120.9 million for the second quarter of 2016. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $81.5 million, or $0.26 per FFO share and unit, for the second quarter of 2017, compared to $73.5 million, or $0.25 per FFO share and unit, for the second quarter of 2016. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the second quarter of 2017 was $70.4 million, or $0.22 per FFO share and unit, compared to $62.6 million, or $0.21 per FFO share and unit, for the second quarter of 2016. This improvement was primarily attributable to significant increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Year-to-Date 2017 Financial Results
Total revenues increased 13.4% to $470.8 million for the six-month period ended June 30, 2017, from $415.3 million for the six-month period ended June 30, 2016. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 45,391 homes for the six-month period ended June 30, 2017, compared to 41,862 homes for the six-month period ended June 30, 2016.
Net loss attributable to common shareholders totaled $1.7 million, or a $0.01 loss per basic and diluted share, for the six-month period ended June 30, 2017, compared to a net loss attributable to common shareholders of $14.8 million, or a $0.06 loss per basic and diluted share, for the six-month period ended June 30, 2016. This improvement was primarily attributable to higher revenues and lower acquisition fees and costs expensed, partially offset by increases in property operating expenses and preferred dividends, as well as a gain on the conversion of Series E convertible units into Series D convertible units in the first quarter of 2016.
Core NOI from Same-Home properties increased 7.0% to $206.0 million for the six-month period ended June 30, 2017, compared to $192.5 million for the six-month period ended June 30, 2016. This increase was primarily due to rental rate growth and lower core property operating expenses. After capital expenditures, Core NOI from Same-Home properties increased 8.2% to $193.9 million for the six-month period ended June 30, 2017, compared to $179.2 million for the six-month period ended June 30, 2016. This additional improvement was attributable to our operational enhancements, which also resulted in lower levels of capital expenditures.
Core NOI on our total portfolio increased 16.0% to $263.5 million for the six-month period ended June 30, 2017, compared to $227.1 million for the six-month period ended June 30, 2016. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.

Core FFO attributable to common share and unit holders was $158.2 million, or $0.51 per FFO share and unit, for the six-month period ended June 30, 2017, compared to $137.1 million, or $0.48 per FFO share and unit, for the six-month period ended June 30, 2016. Adjusted FFO attributable to common share and unit holders for the six-month period ended June 30, 2017, was $139.3 million, or $0.45 per FFO share and unit, compared to $118.3 million, or $0.42 per FFO share and unit, for the six-month period ended June 30, 2016. This improvement was primarily attributable to significant increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Portfolio
As of June 30, 2017, the Company had 46,089 leased properties, an increase of 804 properties from March 31, 2017. As of June 30, 2017, the leased percentage on Same-Home properties was 96.5%, compared to 96.0% as of March 31, 2017.
Investments
As of June 30, 2017, the Company’s total portfolio consisted of 48,982 homes, including 582 homes held for sale, compared to 48,336 homes as of March 31, 2017, including 704 homes held for sale, an increase of 646 homes, which included 773 homes acquired and 127 homes sold (including 89 former ARPI properties).
Capital Activities and Balance Sheet
In the second quarter of 2017, the Company entered into a $1.0 billion credit agreement amendment, which lowers our cost of borrowing and provides a more flexible borrowing structure. The amended terms expanded the borrowing capacity of the revolving credit facility to $800.0 million and reduced the borrowing capacity of the term loan facility to $200.0 million. The interest rates were amended to accrue interest at either a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate plus a margin ranging from 0.00% to 0.55% for the revolving credit facility and at either a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate plus a margin ranging from 0.00% to 0.75% for the term loan facility. The revolving credit facility matures on June 30, 2021, with two six-month extension options at the Company's election, and the term loan facility matures on June 30, 2022.
In the second quarter of 2017, the Company paid off the outstanding principal on the AH4R 2014-SFR1 asset-backed securitization of approximately $455.4 million using proceeds from the Class A common share offering in March 2017 and available cash.
In the second quarter of 2017, the Company issued 6,200,000 5.875% Series F cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $155.0 million before offering costs of approximately $5.2 million, with a liquidation preference of $25.00 per share.
In July 2017, the Company issued 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.1 million, with a liquidation preference of $25.00 per share.
As of June 30, 2017, the Company had cash and cash equivalents of $67.3 million and had total outstanding debt of $2.5 billion, excluding an unamortized discount on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred financing costs, with a weighted-average stated interest rate of 4.06% and a weighted-average term to maturity of 15.1 years. The Company’s $800.0 million revolving credit facility and $200.0 million term loan facility had outstanding borrowings of $92.0 million and $200.0 million, respectively, at the end of the quarter. Subsequent to quarter-end, the Company paid down all outstanding borrowings under the revolving credit facility using proceeds from the 5.875% Series G cumulative redeemable perpetual preferred offering, leaving the Company's $800.0 million revolving credit facility fully undrawn.

Additional Information
A copy of the Company’s Second Quarter 2017 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, August 4, 2017, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2017, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, August 18, 2017, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13665821#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of June 30, 2017, we owned 48,982 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that our acquisition and homebuilding programs will result in continued growth and that we will continue to expand margins. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Single-family properties:
Land	$1,553,214	$1,512,183
Buildings and improvements	6,815,409	6,614,953
Single-family properties held for sale, net	65,237	87,430
	8,433,860	8,214,566
Less: accumulated depreciation	(800,076)	(666,710)
Single-family properties, net	7,633,784	7,547,856
Cash and cash equivalents	67,325	118,799
Restricted cash	128,524	131,442
Rent and other receivables, net	19,262	17,618
Escrow deposits, prepaid expenses and other assets	137,496	133,594
Deferred costs and other intangibles, net	13,971	11,956
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,146,307	$8,107,210

Liabilities
Revolving credit facility	$92,000	$—
Term loan facility, net	197,648	321,735
Asset-backed securitizations, net	1,985,847	2,442,863
Exchangeable senior notes, net	109,862	108,148
Secured note payable	49,346	49,828
Accounts payable and accrued expenses	222,990	177,206
Participating preferred shares derivative liability	76,860	69,810
Total liabilities	2,734,553	3,169,590

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 258,490,493 and 242,740,482 shares issued and outstanding at June 30, 2017, and December 31, 2016, respectively	2,585	2,427
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2017, and December 31, 2016	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 43,210,000 and 37,010,000 shares issued and outstanding at June 30, 2017, and December 31, 2016, respectively	432	370
Additional paid-in capital	5,075,460	4,568,616
Accumulated deficit	(405,426)	(378,578)
Accumulated other comprehensive income	—	95
Total shareholders’ equity	4,673,057	4,192,936

Noncontrolling interest	738,697	744,684
Total equity	5,411,754	4,937,620

Total liabilities and equity	$8,146,307	$8,107,210

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rents from single-family properties	$204,648	$193,491	$405,755	$361,486
Fees from single-family properties	2,690	2,724	5,294	4,921
Tenant charge-backs	27,382	20,253	55,755	41,269
Other	2,288	3,846	3,958	7,597
Total revenues	237,008	220,314	470,762	415,273

Expenses:
Property operating expenses	85,954	77,887	169,259	146,499
Property management expenses	17,442	18,096	34,920	34,842
General and administrative expense	8,926	7,931	18,221	16,501
Interest expense	28,392	35,481	60,281	66,458
Acquisition fees and costs expensed	1,412	3,489	2,508	9,142
Depreciation and amortization	72,716	79,604	146,669	149,121
Other	1,359	2,087	2,917	3,340
Total expenses	216,201	224,575	434,775	425,903

Gain on sale of single-family properties and other, net	2,454	658	4,480	892
Loss on early extinguishment of debt	(6,555)	—	(6,555)	—
Gain on conversion of Series E units	—	—	—	11,463
Remeasurement of participating preferred shares	(1,640)	(150)	(7,050)	(450)

Net income (loss)	15,066	(3,753)	26,862	1,275

Noncontrolling interest	(30)	(761)	(331)	3,075
Dividends on preferred shares	15,282	7,412	28,869	12,981

Net loss attributable to common shareholders	$(186)	$(10,404)	$(1,676)	$(14,781)

Weighted-average shares outstanding—basic and diluted	258,900,456	238,481,265	251,685,993	228,819,566

Net loss attributable to common shareholders per share—basic and diluted	$—	$(0.04)	$(0.01)	$(0.06)
Non-GAAP Financial Measures
This press release and the Second Quarter 2017 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2017 Earnings Release and Supplemental Information Package.
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three and six months ended June 30, 2017 and 2016 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(186)	$(10,404)	$(1,676)	$(14,781)
Adjustments:
Noncontrolling interests in the Operating Partnership	(31)	(616)	(370)	3,296
Net (gain) loss on sale / impairment of single-family properties and other	(896)	68	(1,993)	8
Depreciation and amortization of real estate assets	70,968	78,216	142,372	146,378
FFO attributable to common share and unit holders	$69,855	$67,264	$138,333	$134,901
Adjustments:
Acquisition fees and costs expensed	1,412	3,489	2,508	9,142
Noncash share-based compensation - general and administrative	697	585	1,218	1,098
Noncash share-based compensation - property management	424	398	841	755
Noncash interest expense related to acquired debt	874	1,649	1,714	2,225
Loss on early extinguishment of debt	6,555	—	6,555	—
Gain on conversion of Series E units	—	—	—	(11,463)
Remeasurement of participating preferred shares	1,640	150	7,050	450
Core FFO attributable to common share and unit holders	$81,457	$73,535	$158,219	$137,108
Recurring capital expenditures (1)	(9,096)	(8,755)	(15,540)	(14,772)
Leasing costs	(1,919)	(2,151)	(3,401)	(4,080)
Adjusted FFO attributable to common share and unit holders	$70,442	$62,629	$139,278	$118,256

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.22	$0.23	$0.45	$0.48
Core FFO attributable to common share and unit holders	$0.26	$0.25	$0.51	$0.48
Adjusted FFO attributable to common share and unit holders	$0.22	$0.21	$0.45	$0.42

Weighted-average FFO shares and units:
Common shares outstanding	258,900,456	238,481,265	251,685,993	228,819,566
Share-based compensation plan (2)	756,166	—	746,895	—
Operating partnership units	55,550,593	55,562,904	55,553,262	55,146,394
Total weighted-average FFO shares and units	315,207,215	294,044,169	307,986,150	283,965,960

(1)
As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) gain or loss on early extinguishment of debt, (5) noncash gain or loss on conversion of convertible units and (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of the Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income (loss) per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues from single-family properties, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) gain or loss on sales of single-family properties and other, (5) depreciation and amortization, (6) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (7) noncash share-based compensation expense, (8) interest expense, (9) general and administrative expense, (10) other expenses and (11) other revenues. We consider Core NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three and six months ended June 30, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$237,008	$220,314	$470,762	$415,273
Tenant charge-backs	(27,382)	(20,253)	(55,755)	(41,269)
Bad debt expense	(1,333)	(1,414)	(2,843)	(2,483)
Other revenues	(2,288)	(3,846)	(3,958)	(7,597)
Core revenues	$206,005	$194,801	$408,206	$363,924

Core property operating expenses
Property operating expenses	$85,954	$77,887	$169,259	$146,499
Property management expenses	17,442	18,096	34,920	34,842
Noncash share-based compensation - property management	(424)	(398)	(841)	(755)
Expenses reimbursed by tenant charge-backs	(27,382)	(20,253)	(55,755)	(41,269)
Bad debt expense	(1,333)	(1,414)	(2,843)	(2,483)
Core property operating expenses	$74,257	$73,918	$144,740	$136,834

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net loss attributable to common shareholders	$(186)	$(10,404)	$(1,676)	$(14,781)
Dividends on preferred shares	15,282	7,412	28,869	12,981
Noncontrolling interest	(30)	(761)	(331)	3,075
Net income (loss)	15,066	(3,753)	26,862	1,275
Remeasurement of participating preferred shares	1,640	150	7,050	450
Gain on conversion of Series E units	—	—	—	(11,463)
Loss on early extinguishment of debt	6,555	—	6,555	—
Gain on sale of single-family properties and other, net	(2,454)	(658)	(4,480)	(892)
Depreciation and amortization	72,716	79,604	146,669	149,121
Acquisition fees and costs expensed	1,412	3,489	2,508	9,142
Noncash share-based compensation - property management	424	398	841	755
Interest expense	28,392	35,481	60,281	66,458
General and administrative expense	8,926	7,931	18,221	16,501
Other expenses	1,359	2,087	2,917	3,340
Other revenues	(2,288)	(3,846)	(3,958)	(7,597)
Tenant charge-backs	27,382	20,253	55,755	41,269
Expenses reimbursed by tenant charge-backs	(27,382)	(20,253)	(55,755)	(41,269)
Bad debt expense excluded from operating expenses	1,333	1,414	2,843	2,483
Bad debt expense included in revenues	(1,333)	(1,414)	(2,843)	(2,483)
Core Net Operating Income	131,748	120,883	263,466	227,090
Less: Non-Same-Home Core Net Operating Income	29,027	24,405	57,430	34,582
Same-Home Core Net Operating Income	102,721	96,478	206,036	192,508
Less: Same-Home capital expenditures	7,118	7,465	12,160	13,345
Same-Home Core Net Operating Income After Capital Expenditures	$95,603	$89,013	$193,876	$179,163

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com